EXECUTION COPY

Investment Accounting Agreement

This Agreement is made effective as of September 27, 2013, by and between State Street Bank And Trust Company, a trust company established under the laws of the Commonwealth of Massachusetts (“State Street”), and Prudential Financial, Inc., a corporation organized under the laws of New Jersey (“Company”).

Witnesseth:

Whereas, Company provides each of its affiliated legal entities listed on Schedule A hereto, as it may be amended from time to time (each a “Subsidiary”) with, among other services, investment accounting and recordkeeping functions; and

Whereas, Company desires to contract with State Street as its service provider to perform certain investment accounting and recordkeeping functions for the investment securities, other non-cash investment properties, and monies (the “Assets”) held as corporate accounts of Company and the corporate, general and/or separate accounts of each Subsidiary (such accounts of Company and each Subsidiary are collectively referred to herein as the “Accounts”); and

Whereas, State Street is willing to accept such engagement on the terms and conditions hereinafter set forth.

Now Therefore, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

Section 1                      Engagement of Service Provider.  Company hereby engages State Street as its service provider to perform certain investment accounting and recordkeeping functions for the Accounts and to value the Assets, as set forth more fully on Exhibit A hereto, incorporated herein by reference.

Section 2                      Duties and Responsibilities of the Parties.

Section 2.1                                Delivery of Accounts and Records.  Company will turn over or cause to be turned over to State Street all accounts and records needed by State Street to perform its duties and responsibilities hereunder fully and properly.  State Street may rely conclusively on the completeness and correctness of such accounts and records.

Section 2.2                                Accounts and Records.  Company acknowledges that it and/or each Subsidiary is responsible for maintaining official accounts and records required by any laws applicable to such entity, and that State Street is not responsible for Company’s or any Subsidiary’s compliance with such laws.  State Street will prepare and maintain, under the direction of and as interpreted by Company, or at Company’s Proper Instruction,  a Subsidiary or the accountants and/or other advisors of Company or a Subsidiary,, such accounts and records needed to perform the accounting and recordkeeping functions set forth on Exhibit A hereto and as otherwise agreed upon by the parties.  State Street will preserve and retain such accounts and records during the term of this Agreement in accordance with State Street’s applicable record retention policies, which State Street may modify in its discretion from time to time.  Upon expiration of the record retention period specified in State Street’s policy, State Street may destroy Company’s records unless otherwise agreed in writing by the parties.  Company will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to complete such accounts and records when such information is not readily available from generally accepted securities industry services or publications.

Section 2.3                                Accounts and Records Property of Company. State Street acknowledges that all of the accounts and records maintained by State Street pursuant hereto are the property of Company and will be made available to Company for inspection or reproduction within a reasonable period of time, upon demand.  Upon receipt from Company of the necessary information or Proper Instructions, State Street will supply information from the books and records it maintains for any Accounts that Company may reasonably request for tax returns, questionnaires, periodic reports to regulators and such other reports and information requests as Company and State Street may agree upon from time to time.  Such information will be provided by State Street “as is” as it exists on State Street’s systems, and State Street will have no responsibility for any corruption of such information or delay or failure in its transmission that takes place after such information has been sent by State Street.

Section 2.4                                Adoption of Procedures.  State Street and Company may from time to time adopt such procedures as they agree upon, and State Street may conclusively assume that no procedure approved or directed by Company, a Subsidiary, or accountants or other advisors of Company or a Subsidiary conflicts with or violates in any material manner impacting its performance of its obligations hereunder, any requirements of such entity’s articles of incorporation or organization, bylaws, and other governing documents (“Governing Documents”), any applicable law, rule or regulation, or any order, decree or agreement by which Company or the applicable Subsidiary may be bound.  Company will also (i) notify State Street of any statutes, regulations, rules, requirements or policies, or any changes thereto, which are applicable to Company or a Subsidiary and which may impact State Street’s responsibilities or procedures under this Agreement and (ii) provide State Street with Proper Instructions if State Street’s responsibilities or procedures require modification as a result of such changes.

Section 2.5                                Valuation of Assets.  State Street will value the Assets in accordance with Company’s Proper Instructions utilizing the information sources designated by Company (“Data Sources”) on the Data Source and Methodology Authorization Matrix attached hereto, incorporated herein by this reference.

Section 3                      Proper Instructions.  “Proper Instructions,” which may also be standing instructions shall mean instructions received by State Street from Company, or a person or entity duly authorized by Company.  Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by State Street and the person or entity giving such instructions, provided that Company has followed any security procedures agreed to from time to time by Company and State Street.

State Street may agree to accept oral instructions (except  trade and margin settlement instructions, cash sweep instructions, transfers of assets, and Fed wire instructions), and in such case oral instructions will be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved.  Company shall cause all oral instructions to be confirmed in writing, and State Street may act upon oral instructions prior to receipt of such confirmation.  State Street shall be entitled conclusively to rely and act upon Proper Instructions until State Street has received notice of any change from Company and has had a reasonable time to implement such change.  State Street may act on a Proper Instruction if it reasonably believes it contains sufficient information, and may refrain from acting on any Proper Instructions until such time that it has determined, in its sole discretion, that is has received any required clarification and/or authentication of Proper Instructions.  State Street may rely upon and shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper believed by it in good faith to be genuine and to have been properly executed by or on behalf of Company.

Company shall deliver to State Street an officer’s certificate setting forth the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of Company.  Such certificate may be accepted and conclusively relied upon by State Street and shall be considered to be in full force and effect until receipt by State Street of a similar certificate to the contrary.

Upon State Street’s request, Company also will provide Proper Instructions with respect to any matter concerning this Agreement.  If State Street reasonably believes that it could not prudently act according to any Proper Instructions, or the instruction or advice of Company’s accountants or counsel, it may in its discretion, communicate such belief to Company and refrain from acting in accordance therewith.

Section 4                      Responsibility of State Street.  State Street shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement. State Street shall be entitled to rely on and may act upon advice of counsel (who may be counsel for Company) on all matters, and, so long as State Street is acting with reasonable care, shall be without liability for any action reasonably taken or omitted pursuant to such advice.

State Street shall be without responsibility or liability to Company or any Subsidiary for any loss, liability, claim or expense resulting from or caused by; (i) events or circumstances beyond the reasonable control of State Street, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market or system, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters or other similar force majeure events or acts; (ii) errors by Company or any duly authorized person in their instructions to State Street; (iii) the failure of Company or any duly authorized person to adhere to State Street’s operational policies and procedures related to the services provided under this Agreement and made available to Company; (iv) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security, securities depository or book-entry system; (v) the failure of Company, any Data Source or or any third party to provide, or provide in a timely manner, any accounts, records, or information needed by State Street to perform its duties; and (vi) the effect of any provision of any law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction.

State Street is authorized and instructed to rely upon the information it receives from Company or any third party on behalf of Company, including the information supplied by Company, the Data Sources or any third party to value the Assets.  State Street shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of Company or any Subsidiary, including the prices quoted by the Data Sources or any information supplied by Company or any third party to value the Assets, and shall be without liability for any loss or damage suffered as a result of its reasonable reliance on and utilization of such information. State Street shall have no liability in respect of any loss, damage or expense suffered by Company or any Subsidiary arising from the performance of State Street’s duties hereunder in reliance upon records that were maintained for Company or a Subsidiary by entities other than State Street prior to its appointment as service provider.

If Company requires State Street to take any action which involves the payment of money or which action may, in the opinion of State Street, result in State Street being liable for the payment of money or incurring liability of some other form, Company, as a prerequisite to requiring State Street to take such action, shall provide indemnity to State Street in an amount and form satisfactory to it.

 State Street shall be without liability to Company, and will be indemnified and held harmless by Company, for any and all costs, expenses, losses, damages, charges, reasonable counsel fees, payments and liabilities that are incurred by State Street or for which State Street is held to be liable, as a result of State Street following any Proper Instructions, or as a result of any action taken or omitted by State Street in good faith without negligence in the performance of its duties under this Agreement; provided, however, that such indemnity and hold harmless obligations shall not apply to any costs, expenses, losses, damages, charges, reasonable counsel fees, payments or liabilities to the extent arising out of State Street’s negligence or willful misconduct.
State Street shall use reasonable efforts to mitigate any losses, costs, expenses, damages, charges, reasonable counsel fees, payments and liabilities for which the Company may be liable under its indemnification.

In no event shall either party be liable for indirect, special or consequential damages.

Section 5                      Compensation.  State Street shall be entitled to reasonable compensation for its services and expenses, as agreed upon in writing from time to time between Company and State Street.

Section 6                      Effective Period and Termination.

Section 6.1                                Effective Period.  This Agreement shall remain in full force and effect for an initial term ending September 27, 2016 (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than one hundred eighty(180) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph Company shall pay State Street its compensation due and shall reimburse State Street for its costs, expenses and disbursements.

Termination of this Agreement with respect to any one particular Account shall in no way affect the rights and duties under this Agreement with respect to any other Account.  The provisions of Sections 4 and 5 of this Agreement shall survive termination of this Agreement for any reason.

Section 6.2                                Effect of Termination.  Upon termination hereof, Company will designate a successor investment accounting agent (which may be Company) by Proper Instruction to State Street, and State Street will, upon payment of all sums due to State Street from Company hereunder, deliver all accounts and records and other properties of Company to the successor, or, if none, to Company, at State Street’s office.

In the event that accounts, records or other properties remain in the possession of State Street after the date of termination hereof for any reason other than State Street’s failure to deliver the same, State Street is entitled to compensation for storage thereof during such period, and shall be entitled to destroy the same if not removed by Company within ninety (90) days after termination of this Agreement unless otherwise agreed in writing by the parties.

Section 7                      Reviews of Accounts and Records.

Section 7.1                                Access to State Street.  Upon request of Company (which shall include reasonable advance notice), State Street shall grant access to its facilities and personnel to Company and its auditors (including internal audit staff and external auditors), compliance personnel, governmental personnel and regulators for the purpose of performing such audits or inspections as may be reasonably required to examine State Street’s performance of services hereunder.  State Street shall provide to Company and such auditors, compliance personnel, governmental personnel and regulators such assistance and support as they may reasonably request.  Company shall ensure that at least one of its designated representatives is physically present at State Street’s facilities during any audit or inspection by governmental personnel and regulators to examine State Street’s performance of the services.  Company shall reimburse State Street for any expense or cost reasonably incurred by State Street in supporting any audit or inspection out of the ordinary course of business.

           Section 7.2                                Limitations on Access.  Notwithstanding the foregoing audit and inspection rights, State Street reserves the right to impose reasonable limitations on the number, frequency, timing and scope of audits and inspections requested by Company so as to prevent or minimize any potential impairment or disruption of its operations, distraction of its personnel or breaches of security or confidentiality; provided, however, that State Street may not limit the number, frequency or timing of audits and inspections in connection with any investigation or other action by any regulatory or governmental body with supervisory authority over Company or a Subsidiary.  Nothing in this clause shall require State Street to disclose or otherwise make available any information or access:

(i)           to the extent that it is subject to legal privilege and cannot by taking reasonable precautions or other steps be disclosed or otherwise made available without waiving such privilege;

(ii)           to the extent to do so would result in a breach of (a) any duty of confidentiality owed by State Street to a third party or (b) any law, enactment, order, regulation or mandatory code of conduct;

(iii)           any information that is unrelated to the Company or a Subsidiary or the provision of the investment accounting services to the Company;

(iv)           any information which is treated as confidential under State Street’s corporate policies, including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports and information relating to management functions;

(v)           any part of State Street’s facilities, equipment, systems, records, documentation, materials and information where such access would or could, in State Street’s opinion, compromise the security of its operations or the confidentiality of the information of its other customers.

 Section 8.                                Contingency measures.

State Street shall implement and maintain disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of State Street in a manner and time frame consistent with legal, regulatory and business requirements applicable to State Street in its provision of services hereunder.  In the event of any disaster which causes a business interruption, State Street shall act in good faith and take reasonable steps to minimize service interruptions.  Upon the Company’s request, State Street will provide a copy to the Company of the most current overview of its global continuity program generally provided to its customers.

Section 9                      General.

Section 9.1                                Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

Section 9.2                                Prior Agreements.  This Agreement supersedes and terminates, as of the date hereof, all prior agreements between Company or a Subsidiary and State Street relating to the recordkeeping of the Assets.

Section 9.3                                Assignment and Amendment.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party. No provision of this Agreement may be amended unless such amendment is set forth in a written agreement executed by State Street and Company.   Notwithstanding the foregoing, State Street may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of State Street, as State Street may deem desirable to assist it in performing certain of its obligations under this Agreement without the consent of Company; provided, however, that the compensation of such person or persons shall be paid by State Street and that State Street shall be as fully responsible to the Company for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

Section 9.4                                Interpretive and Additional Provisions.  In connection with the operation of this Agreement, State Street and Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by both parties, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Governing Documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Section 9.5                                Additional Subsidiaries and Accounts.  In the event that Company desires to have State Street render investment accounting and recordkeeping services for additional legal entities or accounts under the terms hereof, it shall so notify State Street in writing, and if State Street agrees to provide such services, each such legal entity shall become a Subsidiary and each such account shall become an Account hereunder.  Under no circumstances will the rights, obligations or remedies with respect to a particular Account constitute a right, obligation or remedy applicable to any other Account.

Section 9.6                                The Parties.  Any reference in this Agreement to “the parties” shall mean State Street and Company.  Company hereby represents and warrants that (a) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (b) it has the requisite power and authority under applicable law and its Governing Documents to enter into and perform this Agreement; (c) it has taken all requisite proceedings and secured all requisite approvals and consents (including but not limited to any required from a Subsidiary) necessary to authorize it to enter into and perform this Agreement; (d) this Agreement constitutes its legal, valid, binding and enforceable agreement; and (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it.

Section 9.7                                No Third Party Beneficiaries.  This Agreement is entered into by the Company as a principal contracting party and not as agent for any other person and nothing contained herein shall be interpreted as creating any rights in any third parties or any contractual obligations on the part of State Street to any person or persons other than the Company.  No Subsidiary or other third party shall constitute, or shall be entitled to claim any rights as, a third party beneficiary of this Agreement.

Section 9.8                                Remote Access Services Addendum.  State Street and Company agree to be bound by the terms of the Remote Access Services Addendum hereto.

Section 9.9                                Notices.  Any Proper Instruction, notice, instruction or other instrument required to be given hereunder may be (a) delivered in person to the offices of the parties as set forth herein during normal business hours; or (b) effected directly between electro-mechanical or electronic devises as provided in Section 3, or (c) delivered prepaid registered mail (in which case it shall be deemed to have been served at the expiration of five business days after posting) or by telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.  Each party hereto shall designate from time to time the person(s) and address (es) for Proper Instructions and other communications related to the daily operations.  Proper Instructions and other communications related to this Agreement (including, but not limited to termination, breach, or default) shall be delivered at the following addresses or such other addresses as may be notified by any party from time to time.

To Company:

Prudential Financial, Inc.
80 Livingston Avenue
Roseland, NJ 07068
Attention:  Plan Accounting and Institutional Reporting, Greg Julich
Telephone: 973-716-1286
Telecopy: 973-716-1050

To State Street:

State Street Bank and Trust Company
801 Pennsylvania Avenue
Kansas City, MO  64105
Attention: Vice President, Insurance Services
Telephone: 816-871-4100
Telecopy: 816-871-9675

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of telecopy on the business day after the receipt thereof.  Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

Section 9.10                                Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

Section 9.11                                Severability.  If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 9.12                                Confidentiality.  All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential.  All confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.  The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process; provided, however, that the party required to make such disclosure shall endeavor to provide the other party with prior notice of any such disclosure requirement if legally permitted to do so, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, State Street and its affiliates may report and use nonpublic account holdings information of its clients on an aggregated basis with all or substantially all other client information and without specific reference to any Company or Account.

Section 9.13                                Reproduction of Documents.  This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 9.14                                Data Privacy.  State Street will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Company’s policyholders, employees, directors and/or officers that State Street receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

Prudential Financial, Inc.

By: /s/ Kathleen C. Hoffman

Name:                      Kathleen C. Hoffman

Title: Assistant Treasurer

State Street Bank And Trust Company

By: /s/ M. Rogers

Name:                      Michael F. Rogers

Title:           Executive Vice President

SCHEDULE A
LIST OF SUBSIDIARIES

Name	State of Domicile
Prudential Annuities Life Assurance Company	Connecticut
Prudential Bank & Trust, FSB	Connecticut
Prudential Legacy Insurance Company of New Jersey (effective January 1, 2015)	New Jersey
Prudential Retirement Insurance and Annuity Company	Connecticut
Prudential Trust Company	Pennsylvania
The Prudential Insurance Company of America	New Jersey
Vailsburg Fund LLC	Delaware

EXHIBIT A
INVESTMENT ACCOUNTING AND RECORDKEEPING FUNCTIONS

SECTION A: STANDARD SERVICES
The following investment accounting and recordkeeping functions are to be performed with respect to all (i) Accounts of Subsidiaries that are not U.S. insurance companies and (ii) general Accounts and unregistered managed separate Accounts of U. S. insurance companies except Prudential Annuities Life Assurance Company:

I.Daily Procedures

A.
Reconcile the custodial bank account(s) and resolve any identified exceptions in a timely manner.  Initiate inquiries with the custodian bank and/or paying agent when necessary.  Company is responsible for providing State Street with instructions to identify and record appropriate general ledger accounts to be offset for repetitive miscellaneous cash transactions and advise State Street on an as-needed basis for non-repetitive miscellaneous items.

B.
Enter trades received from Company personnel or outside investment advisers in the PAM® system (“PAM”).  Reconcile the trade activity to trade control sheets/files received from the investment adviser(s).  State Street will obtain descriptive data for newly acquired securities from standard commercial services as needed and will use that data to record and/or review the security master file information. Company is responsible for providing State Street with all trading activity on a timely basis (trade date for same day settlement securities and trade date + 1 for all other securities). Company is responsible for providing State Street with security master file information not readily available from standard commercial services.

C.
Record in PAM the appropriate accounting impact of corporate action activity on the securities, using information received from the custodial bank.  Work with Company to resolve differences between information received from the custodial bank and corporate action activity information readily available from standard commercial services. Company is responsible for providing State Street information regarding voluntary corporate actions.

D.
If applicable, load derivatives prices into PAM and reconcile derivatives positions in PAM to the positions reported by brokers.  Calculate the variation margin on futures contracts and reconcile variation margin in PAM to the variation margin reported by brokers.  State Street will work with brokers and Company to resolve any differences. Company is responsible for providing State Street information reported by brokers, and all information necessary to calculate variation margin.  Company is also responsible for designating the Data Sources for all derivative types.

E.
Perform market valuation of the Accounts using the Data Sources identified by the Company.  State Street will inform Company of securities for which a price is not available from the selected Data Sources. Results of valuation activities will be provided to Company. In addition, State Street will adjust market valuations of certain Accounts using fair value procedures as directed by Company. Company is responsible for designating the Data Sources for all security types.  Additionally, Company is responsible for supplying missing prices for securities not provided by the selected Data Sources.  The Company is responsible for monitoring below investment grade securities and advising State Street if any permanent impairment recording is necessary.  Company must also review all investment results for material reasonableness and reflection of known market and internal actions. In addition, Company is responsible for designating the Accounts subject to fair value pricing, the fair value pricing source and the fair value pricing procedures.

F.
Deliver the relevant accounting information to Company’s general ledger system in the format prescribed by Company.  Reconcile balances in the general ledger to the information maintained on PAM.  Company is responsible for providing instructions to State Street as to the format and time frame for delivery of general ledger information.  Company must provide to State Street any changes to the general ledger transmission format and/or content.  Company is also responsible for determining that all transaction activity is properly posted to the general ledger.

G.
Deliver the relevant accounting information to the Company’s and other various systems, including but not limited to PARIS, Mellon Monitor, ORD, iRisk and Regulatory Reporting Unit (RRU) Database in the format prescribed by Company. Company is responsible for providing instructions to State Street as to the format and time frame for delivery of such information.  Company must provide to State Street any changes to the transmission format and/or content.

H.	Provide a cash available calculation, when applicable, in a mutually agreed upon format, to the Company and outside investment advisers, as instructed by Company.

I.         Deliver the relevant accounting information to the Company’s and other various systems, including but not limited to PARIS Mellon Monitor, ORD, iRisk and Regulatory Reporting Unit (RRU) Database in the format prescribed by Company. Company is responsible for providing instructions to State Street as to the format and time frame for delivery of such information.  Company must provide to State Street any changes to the transmission format and/or content.

II.Monthly Procedures

A.
Reconcile asset listing received from custodial bank to the accounting records maintained on PAM subsequent to receipt of data from the custodial bank and resolve any identified exceptions. Initiate inquiries with the custodian bank and/or paying agent when necessary. Company is responsible for notifying State Street of the holding location of all securities.  Company will also notify State Street of all activity associated with securities held outside of State Street for proper recording on PAM.

B.	Prepare monthly reporting packages, as mutually agreed upon between State Street and Company, for Company and outside investment advisers. Information may include, as appropriate:

•	Standard PAM reports, as identified by Company. The standard reports will include book value and market value information
•	Monthly reports designed and developed under section III.D. (below)
•	Standard reporting information as requested by Company
•	Custody and cash reconciliations
•	Key Indicator Report statistics.

C.	Prepare monthly reporting package, as mutually agreed upon between State Street and Company, for single client accounts.

III.           Periodic Procedures and Services

A.
For all Subsidiaries that are U.S. insurance companies, prepare all regulatory reports that are required by National Association of Insurance Commissioners (“NAIC”) rules and guidelines as they pertain to the investment accounting and reporting requirements and for which the detailed information is maintained on PAM on a quarterly and annual basis, if appropriate.  This includes the Schedule D, Schedule DA, Schedule DB, Schedule BA, Schedule E Part 2, and the securities components for Asset Valuation Reserve and Interest Maintenance Reserve on a quarterly and annual basis, if appropriate.  This information will be provided in hard copy and electronic format (compatible with the annual statement reporting software utilized by Company).  If instructed by Company, State Street will value accounts using the market prices published by the Securities Valuation Office (“SVO”) of the NAIC for the quarterly valuations in addition to the standard monthly market valuation.  Company is responsible for the review of all reports prepared by State Street for reasonableness and consistency with reports prepared internally.  Company must provide State Street with adequate information to resolve material differences identified during this review.  Additionally, Company must provide State Street with Proper Instructions to use prices published by the SVO if Company elects to use such prices for statutory fair value reporting.

B.	Provide standard schedules supporting the investment records to respond to requests from external and internal auditors on an “as needed” basis.

C.
Provide standard schedules to Company supporting the investment records on an “as needed” basis.  State Street will work with Company to review the business needs and to determine if any existing standard reports will satisfy the requirements.

D.
Work with Company to design and develop ad hoc reports as necessary. The costs for designing and developing such ad hoc reports will be assessed on an individual basis.  Company is responsible for providing State Street with complete and clear specifications on contents and use of requested reports.  Company is also responsible for review of any developed reports for completeness and accuracy.

E.
For all Subsidiaries that are U.S. insurance companies, prepare Authorization to File (“ATF”) forms for public securities for filing with the SVO, if appropriate.  Company is responsible for final submission of ATF documents prepared by State Street to the SVO.  Company is also responsible for preparation and filing of ATF documents for private placement securities.

F.	Prepare annual ERISA reporting package and plan year report information, as mutually agreed upon between State Street and Company, for single client accounts.

G.	Prepare annual Fair Value Measurement (previously FAS157) reports and exhibits based on level rules provided by Company.

SECTION B: U. S. INSURANCE COMPANY REGISTERED SEPARATE ACCOUNTS
The following investment accounting and recordkeeping functions are to be performed only with respect to the following registered separate Accounts of The Prudential Insurance Company of America:

The Prudential Variable Contract Account – 2
The Prudential Variable Contract Account – 10
The Prudential Variable Contract Account – 11
The Prudential Variable Contract Account – 24
The Prudential Variable Contract Account – GI-2 (Group Variable Universal Life)
The Prudential Discovery Premier Group Variable Contract Account
The Prudential Discovery Select Group Variable Contract Account

I.Functions for Managed Separate Accounts

A.           Daily Procedures

i.
Reconcile the custodial bank accounts)and resolve any identified exceptions in a timely manner.  Initiate inquiries with the custodian bank and/or paying agent when necessary.  Company is responsible for providing State Street with instructions to identify and record appropriate general ledger accounts to be offset for repetitive miscellaneous cash transactions and advise State Street on an as-needed basis for non-repetitive miscellaneous items.

ii.
Perform market valuation of the Accounts using the Data Sources (s) identified by the Company.  State Street will inform Company of securities for which a price is not available from the selected Data Sources. Results of valuation activities will be provided to Company.  Company is responsible for designating the Data Sources for all security types.  Additionally, Company is responsible for supplying missing prices for securities not provided by the selected Data Sources.  The Company is responsible for monitoring below investment grade securities and advising State Street if any permanent impairment recording is necessary.  Company must also review all investment results for material reasonableness and reflection of known market and internal actions.

iii.
Enter trades received from Company personnel or outside investment advisers in PAM. Reconcile the trade activity to trade control sheets/files received from the investment advisers.  State Street will obtain descriptive data for newly acquired securities from standard commercial services as needed and will use that data to record and/or review the security master file information.  Company is responsible for providing State Street with all trading activity on a timely basis (trade date for same day settlement securities and trade date + 1 for all other securities; however, with notice to State Street, Company may provide additional trading activity on trade date for certain month ends). Company is responsible for providing State Street with security master file information not readily available from standard commercial services.

iv.
Record in PAM the appropriate accounting impact of corporate action activity on the securities, using information received from the custodial bank.  Work with Company to resolve differences between information received from the custodial bank and corporate action activity information readily available from standard commercial services. Company is responsible for providing State Street information regarding voluntary corporate actions.

v.
If applicable, load derivatives prices into PAM and reconcile derivatives positions in PAM to the positions reported by brokers.  Calculate the variation margin on futures contracts and reconcile variation margin in PAM to the variation margin reported by brokers.  State Street will work with brokers and Company to resolve any differences.  Company is responsible for providing State Street information reported by brokers, and all information necessary to calculate variation margin.  Company is also responsible for designating the Data Sources for all derivative types.

vi.
Deliver the relevant accounting information to Company’s general ledger system in the format prescribed by Company.  Reconcile balances in the general ledger to the information maintained on PAM. Company is responsible for providing instructions to State Street as to the format and time frame for delivery of general ledger information.  Company must provide to State Street any changes to the general ledger transmission format and/or content.  Company is also responsible for determining that all transaction activity is properly posted to the general ledger.

vii.
Deliver the relevant accounting information to the Company’s and other various systems, including but not limited to PARIS Mellon Monitor, ORD, iRisk and Regulatory Reporting Unit (RRU) Database in the format prescribed by Company. Company is responsible for providing instructions to State Street as to the format and time frame for delivery of such information.  Company must provide to State Street any changes to the transmission format and/or content.

viii.	Provide a cash available calculation, when applicable, in a mutually agreed upon format, to the Company and outside investment advisers, as instructed by Company.

B.           Monthly Procedures

i.
Reconcile asset listing received from custodial bank to the accounting records maintained on PAM subsequent to receipt of data from the custodial bank and resolve any identified exceptions. Initiate inquiries with the custodian bank and/or paying agent when necessary. Company is responsible for notifying State Street of the holding location of all securities.  Company will also notify State Street of all activity associated with securities held outside of State Street for proper recording on PAM.

ii.	Prepare monthly reporting packages, as mutually agreed upon between State Street and Company, for Company and outside investment adviser(s). Information will include:

•	Standard PAM reports, as identified by Company. The standard reports will include book value and market value information.
•	Monthly reports designed and developed under section III.D. (below)
•	Standard reporting information as requested by Company.
•	Custody and cash reconciliations
•	Key Indicator Report statistics
•	Unaudited financial statements

iii.	Prepare monthly reporting package, as mutually agreed upon between State Street and Company, for single client accounts.

II.           Functions for Non-managed Separate Accounts

A.           Daily Procedures

i.
Maintain investment portfolios and individual trial balances based upon the portfolio structure determined by Company as part of the initial system structuring process.  Perform daily accounting on a statutory basis for investments on PAM based upon the accounting elections identified by Company and based upon the activity of the items described below.  Company is responsible for providing State Street with structuring decisions and accounting elections for each basis, and for informing State Street of any changes to its decisions or elections.

ii.
Review net contribution/withdrawal information received from administration systems for completeness.  Reconcile the ending balance of outstanding shares and dollars between the PAM system and the records of the transfer agents of the underlying mutual fund investment options (the “Funds”).  Resolve reconciling items in an expedient manner.  Company is responsible for providing daily contribution and withdrawal information as well as outstanding unit and dollar information to State Street in a timely manner.  Company is also responsible for assisting in the resolution of reconciling items, when necessary.

iii.
Compute the trades for Funds based upon the daily contribution/withdrawal activity based upon the previous day’s Net Asset Value (“NAV”) of the Funds.  As instructed by Company, initiate and execute trades on behalf of the separate accounts, making and receiving payment, as necessary, with the transfer agents of the Funds underlying the investment options available to the separate account participants, as agreed to by the Company and State Street.  Reconcile shares owned by the separate accounts to the balances provided by the transfer agent of the Funds.  Resolve reconciling items in an expedient manner.  If daily contribution/withdrawal activity is not received by 3:00 AM Eastern time for the first file or 5:30 AM Eastern time for the second file or is incomplete, State Street will make reasonable efforts to initiate and execute trades manually if such trades are accepted by the transfer agents of the Funds.  Company is responsible for providing instruction and authorization to State Street for the initiation of wire instructions and trade instructions for the Funds.  Company is also responsible for providing access to the transfer agents of the Funds.  Company represents and warrants that it does not and will not engage in an internet gambling business that would violate U.S. Federal law; and further acknowledges that in accordance with the U.S. Federal regulation prohibiting funding of unlawful internet gambling (31 CFR 132) State Street is prohibited from processing illegal internet gambling transactions through commercial customer accounts.

iv.
Reconcile the activity in the DDA used for transactions for the Funds to ensure that the account maintains a zero balance.  Initiate inquiries with appropriate parties regarding any differences within 48 hours of detection.  Company is responsible for providing State Street with access to the custodial bank account information. Company will also limit transactions in this account to be only for net contribution/withdrawal activity and transactions for the Funds.  Company is also responsible for assisting State Street with resolving reconciling items, on an as-needed basis.

v.
Obtain the NAV and dividend information, when applicable, for the Funds from the transfer agents and perform valuation of the portfolios.  Record results of dividend activity, when applicable.  Company is responsible for providing access to the transfer agents of the Funds.  Company has ultimate responsibility to ensure that the transfer agents communicate dividend information for the Funds in a timely manner for proper treatment on the PAM system.

vi.
Compute asset value, unit value and components of each Fund based upon the methodology directed by Insurance Company. Company is responsible for providing State Street with instructions for methodology in computing asset values and for identifying the components to be computed.

vii.
Deliver asset values, unit values and components of the Funds to Company or its agent in the manner and time frame instructed by Company.  Note that delivery of asset values, unit values and components is contingent upon receiving NAVs from the transfer agent of the Funds.  Company is responsible for providing instruction to State Street the format and time frame for delivery of asset values, unit values and components.  Company must also provide contingency options for situations in which a transfer agent of a Fund cannot provide a NAV within the time frame stipulated.

viii.	Perform the appropriate accounting activities with respect to required recordkeeping for the Accounts including:

1.           Recording of capital activity, including sub-accounts.
2.           Recording of investment activity of the separate accounts.

Review above activity for reasonableness and completeness.

ix.
Deliver the relevant accounting information to the Company’s general ledger system in the format prescribed by Company.  Company is responsible for providing instruction to State Street as to the format and time frame for delivery of general ledger information.  Company must also provide to State Street any changes to the general ledger transmission format and/or content.

B.           Monthly Procedures

i.
Reconcile the accounting records maintained by State Street and the general ledger system of Company. Company is responsible for providing State Street with general ledger balances for reconciliation purposes.  Company will limit posting authority to the accounts for which State Street is responsible to ensure that all activity is limited to State Street postings.

ii.
Reconcile share positions received from the Funds’ transfer agent(s) to the accounting records maintained on PAM and resolve any identified exceptions. Initiate inquiries with the fund’s transfer agent when necessary. Company is responsible for ensuring State Street has access to the Funds’ transfer agent(s) to retrieve share position data.

iii.	Prepare monthly reporting package for Company. Information will include:
•	Standard PAM reports, as identified by Company. The standard reports will include book value and market value information
•	Monthly reports designed and developed under section III.D. (below)
•	Standard reporting information as requested by Company
Company is responsible for identifying all reports to be included in the monthly package.

III.           Periodic Procedures and Services

A.
Prepare all regulatory reports that are required by National Association of Insurance Commissioners (“NAIC”) rules and guidelines as they pertain to the investment accounting and reporting requirements and for which the detailed information is maintained on PAM on a quarterly and annual basis, if appropriate.  This includes the Schedule D, Schedule DA, Schedule DB, Schedule E Part 2, and the securities components for Asset Valuation Reserve and Interest Maintenance Reserve on a quarterly and annual basis, if appropriate.  This information will be provided in hard copy and electronic format (compatible with the annual statement reporting software utilized by Company).  If instructed by Company, State Street will value accounts using the market prices published by the Securities Valuation Office of the NAIC for the quarterly valuations in addition to the standard monthly market valuation.   Company is responsible for the review of all reports prepared by State Street for reasonableness and consistency with reports prepared internally.  Company must provide State Street with adequate information to resolve material differences identified during this review. Additionally, Company must provide State Street with Proper Instructions to use prices published by the SVO if Company elects to use such prices for statutory fair value reporting.

B.	Provide standard schedules supporting the investment records to respond to requests from external and internal auditors on an “as needed” basis.

C.
Provide standard schedules to Company supporting the investment records on an “as needed” basis.  State Street will work with Company to review the business needs and to determine if any existing standard reports will satisfy the requirements.

D.
Work with Company to design and develop ad hoc reports as necessary. The costs for designing and developing such ad hoc reports will be assessed on an individual basis.  Company is responsible for providing State Street with complete and clear specifications on contents and use of requested reports.  Company is also responsible for review of any developed reports for completeness and accuracy.

E.
Prepare Authorization to File (“ATF”) forms for public securities for filing with the SVO, if appropriate.  Insurance Company is responsible for final submission of ATF documents prepared by State Street to the SVO.  Insurance Company is also responsible for preparation and filing of ATF documents for private placement securities.

F.	Prepare annual ERISA reporting package and plan year report information, as mutually agreed upon between State Street and Company, for single client accounts.

SECTION C:  PRUDENTIAL ANNUITIES LIFE ASSURANCE COMPANY
The following investment accounting and recordkeeping functions are to be performed only with respect to the following Accounts, solely for inclusion in the Prudential Schedule D filing:

Prudential Annuities Life Assurance Company Variable Account B
Prudential Annuities Life Assurance Company Variable Account E
Prudential Annuities Life Assurance Company Variable Account F
Prudential Annuities Life Assurance Company Variable Account Q

I.           Monthly Procedures

A.
Maintain investment portfolios and individual trial balances based upon the portfolio structure determined by Company as part of the initial system structuring process. Perform monthly accounting on a statutory basis for investments on the PAM® system (“PAM”) based upon the accounting elections identified by Company and based upon the activity of the items described below.  Company is responsible for providing structuring decisions and accounting elections to State Street.  Additionally, Company is responsible for informing State Street of any changes to the aforementioned elections. State Street is responsible for defining the significance of all structuring decisions and accounting elections.

B.	Record investment activity of the Accounts. Review investment activity for reasonableness and completeness.

C.
Deliver the relevant accounting information to the Company in the format prescribed by Company.  Company is responsible for providing instruction to State Street as to the format and time frame for delivery of information.  Company must also provide to State Street any changes to the transmission format and/or content.

d.
Prepare monthly reporting package for Company. Information will include:  Standard PAM reports and/or data extracts, as identified by Company, and any monthly reports/and or data extracts designed and developed under section II B. (below).  Company is responsible for identifying all reports and/or data extracts to be included in the monthly package.

II.           Periodic Procedures

A.	Provide standard schedules supporting the investment records to respond to requests from external and internal auditors on an “as needed” basis.

B.
Provide standard schedules to Company supporting the investment records on an “as needed” basis.  State Street will work with Company to review the business needs and to determine if any existing standard reports will satisfy the requirements.  State Street will work with Company to design and develop ad hoc reports as necessary.  The costs for designing and developing such ad hoc reports will be in accordance with the fee schedule.  Company is responsible for providing State Street with complete and clear specifications on contents and use of requested reports.  Company is also responsible for review of any developed reports for completeness and accuracy.

C.
Prepare all regulatory reports that are required by National Association of Insurance Commissioners (“NAIC”) rules and guidelines as they pertain to the investment accounting and reporting requirements of insurance companies and for which the detailed information is maintained on PAM on an annual basis, if appropriate.  This includes the Schedule D, Schedule DA, Schedule DB, Schedule E Part 2, and the securities components for Asset Valuation Reserve and Interest Maintenance Reserve on an annual basis, if appropriate.  This information will be provided in hard copy and electronic format (compatible with the annual statement reporting software utilized by Company).  Accounts will be valued using the market prices provided by Company. Company is responsible for the review of all reports prepared by State Street for reasonableness and consistency with reports prepared internally.  Company must provide State Street with adequate information to resolve material differences identified during this review.

DATA SOURCE AND METHODOLOGY AUTHORIZATION MATRIX Daily Valuation: Mutual Funds and Insurance (NAVigator; PAM)

Instructions:  Please indicate the primary, secondary and tertiary source to be used by State Street in calculating market value of investment for each legal entity in the Client Relationship identified below.  If the security type is not held (or, in the case of a mutual fund, not allowed by the fund prospectus), please indicate N/A.  NOTE:  If an Investment Manager is a Pricing Source, please specify explicitly.  If the Client has more than one account or portfolio, each will be priced in accordance with the instructions given below unless otherwise indicated.  If the accounting platform used for the Client is MCHorizon, then State Street performs a Data Quality review process as specified in the Sources Status Pricing Matrix on the NAVigator Pricing System which specifies pricing tolerance thresholds, index and price aging details. The Sources Status Pricing Matrix will be provided for your information and review.  In the absence of an Instruction to the contrary, State Street shall be entitled to rely on the Instructions contained in this Price Source and Methodology Authorization Matrix for each additional legal entity within the client relationship to whom State Street provides pricing services from time to time.

Security Type	Primary Source	Secondary Source	Tertiary Source	Pricing Logic	Pricing Default Logic	Valuation Point
EQUITIES
U. S. Listed Equities (NYSE,AMEX)
U.S. OTC Equities (Nasdaq)
Foreign Equities
Listed ADR’s
FIXED INCOME
Municipal Bonds
US Bonds (Treasuries, MBS, ABS,Corporates)
Eurobonds/Foreign Bonds
OTHER ASSETS
Options
Futures
Non – Listed ADR’s
EXCHANGE RATES

FORWARD POINTS

STATUTORY FAIR VALUE SOURCE
	SVO	Same as primary and secondary sources listed on this table

CLIENT RELATIONSHIP:  PRUDENTIAL FINANCIAL, INC.
Legal Entity (if more than one, please list on page 2)

AUTHORIZED BY:                                                                           Authorized Officer

STATE STREET BANK AND TRUST COMPANY

ACCEPTED:                                                                           Vice President

EFFECTIVE DATE:  ___/___/__  (supersedes prior matrices)

DATA SOURCE AND METHODOLOGY AUTHORIZATION MATRIX Daily Valuation: Mutual Funds and Insurance (NAVigator; PAM)

LIST OF LEGAL ENTITIES IN THE CLIENT RELATIONSHIP

LEGAL ENTITY	NAME OF AUTHORIZED SIGNER IF DIFFERENT THAN PAGE 1	SIGNATURE OF AUTHORIZED SIGNER IF DIFFERENT THAN PAGE 1
N/A	N/A	N/A

Explanation of Fields
Client:
Indicate the legal entity name of the Client.  If there are multiple legal entities for one client relationship, please list each Legal Entity on p. 2.  If a single legal entity encompasses multiple portfolios/accounts/series, any of which are to be priced differently, please so indicate.

Primary Source:	Indicate the primary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Secondary Source:	Indicate the secondary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Tertiary Source:	Indicate the tertiary (3rd level) source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Pricing Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated Mean, Last Sale, amortized cost, etc.
Pricing Default Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated Mean, Last Sale, amortized cost, etc. in the instance where the preferred price type is not available
Valuation Point:	Indicate time of day: Market Close, End of Day, specific time and time zone.
Authorized By:
Provide the signature of the person authorizing the completion of the Price Source Authorization.  If multiple legal entities are listed on p. 2, please provide the signature of an authorized person in each case, if necessary.

Date:	Indicate the date the Price Source Authorization was completed

REMOTE ACCESS SERVICES ADDENDUM

ADDENDUM to that certain Investment Accounting Agreement dated as of September 27, 2013 (the “Investment Accounting Agreement”) between Prudential Financial, Inc. (the “Customer”) and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).

State Street has developed and/or utilizes proprietary or third party accounting and other systems in conjunction with the services that State Street provides to the Customer.  In this regard, State Street maintains certain information in databases under its ownership and/or control that it makes available to its customers (the “Remote Access Services”).

The Services

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause any of its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third party vendors for use of the System and access to the Remote Access Services.  The Customer is responsible for any use and/or misuse of the System and Remote Access Services by its Authorized Designees.  The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief.  The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by the Customer or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties.  The Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street).  Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third party vendors (the “Proprietary Information”).  The Customer agrees on behalf of itself and any of its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended.  The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum.  The Customer will not, and will cause its employees and any of its Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way, enhance, copy or otherwise create derivative works based upon the System, nor will the Customer or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, may immediately give rise to continuing irreparable injury to State Street or its third party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to seek immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein.  State Street further represents and warrants that the System and Remote Access Services do not contain, and will not have introduced to them, any viruses, Trojan horses, trap doors, back doors, Easter eggs, worms, time bombs, cancelbots, any other contaminants or disabling devices, including, but not limited to, codes, commands, instructions or computer programming routines that may have the effect or be used to access, alter, delete, damage, detrimentally interfere with, the Customer’s other data, information or property.  Without limiting the Customer’s other remedies under this Agreement, if State Street breaches this warranty, State Street will take all steps necessary, at no additional cost to the Customer to remove the disabling code from the System or Remote Access Services.  Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources and data and pricing information obtained from third parties, the System and Remote Access Services are otherwise provided “AS IS” without warranty express or implied including as to availability of the System, and the Customer and its Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services.  State Street and its relevant licensors and third party vendors will not be liable to the Customer or its Authorized Designees for any indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement Claims

1.           Potential Infringement Claims.  Should a State Street proprietary system or any part thereof accessed or used by the Customer under this Addendum become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for the Customer the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system with comparable functionality so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation.

2.           Defense of Infringement Claims. State Street may, in its sole discretion, defend or, at its sole option, settle any claim or action brought by a third party against the Customer to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by the Customer under this Addendum constitutes infringement of any patent, trademark, copyright or misappropriation of a trade secret (“Infringement Claim”). State Street will have the right, at its own expense, to defend or settle any Infringement Claim, exercising reasonable business judgment, and State Street will be responsible for the payment of any damages awarded to a third party in such Infringement Claim, reasonable attorneys’ fees and  attorneys’ costs (collectively, “Loss”).

           3.           Indemnification against Infringement Claims.  If State Street elects not to defend an Infringement Claim, then State Street will indemnify and hold harmless the Customer from and against any Loss incurred by the Customer arising directly from an Infringement Claim; provided, however, that State Street will not defend, and such indemnity shall not apply, to the extent that any Infringement Claim arises out of: (a) any combination(s) of the System or Remote Access Services with other services, software or products and/or modification(s) of the System or Remote Access Services not made or authorized by State Street, except to the extent such combination(s) constitutes an intended use of the System or Remote Access Services, (b) the Customer’s written requirements which State Street implemented, provided that the Infringement Claim would not have arisen but for Customer’s requirements, (c) any use of the System or Remote Access Services for other than the intended purposes, or (d) any action or inaction by the Customer in violation of the terms of this Addendum or the Agreement.  Notwithstanding the foregoing, if an Infringement Claim arises out of an industry standard feature(s) used in connection with the System or Remote Access Services which is alleged by a non-practicing entity to infringe a patent owned by such non-practicing entity, State Street’s indemnification obligations pursuant to the preceding sentence shall be limited to Losses incurred by the Customer solely due to the Customer’s use of the System or Remote Access Services and not due to any other use of such industry standard feature by the Customer.

4.           Defense or Indemnification Procedures. In connection with any defense or indemnification provided by State Street pursuant to this section, the Customer may make demand for defense or indemnification, as applicable, by giving written notice thereof to State Street within fifteen (15) days after the Customer receives notice of an Infringement Claim being asserted, but the failure to do so will not relieve State Street from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice.  Such notice will summarize the bases for the demand for defense or indemnification and any claim or liability being asserted by the third party.  Within fifteen (15) days after receiving any such notice, State Street will give written notice to the Customer stating whether it disputes the demand for defense or indemnification and whether it will defend against the Infringement Claim or indemnify the Customer as provided herein.  If State Street fails to notify the Customer that it disputes a demand for defense or indemnification within fifteen (15) days after the receipt of notice thereof, it will be deemed to have accepted and agreed to either defend or indemnify the Infringement Claim, as appropriate.

State Street shall be entitled to direct the defense against an Infringement Claim with counsel selected by it as long as State Street is conducting a good faith and diligent defense.  The Customer shall at all times have the right to fully participate in the defense of an Infringement Claim at the Customer’s own expense directly or through counsel.  If no notice of intent to defend or indemnify an Infringement Claim is given by State Street, or if such a good faith and diligent defense is not being or ceases to be conducted by State Street, the Customer, upon fifteen (15) days’ notice to State Street, shall have the right, at the expense of State Street, to undertake the defense of such Infringement Claim (with counsel selected by the Customer), and to compromise or settle it, exercising reasonable business judgment.  If the Infringement Claim is one that by its nature cannot be defended solely by State Street, then the Customer shall make available such information and assistance as State Street may reasonably request and shall cooperate with State Street in such defense, at the expense of State Street.  State Street shall have the right to settle any Infringement Claim without the Customer’s consent provided that such settlement (i) fully releases the Customer from any liability and provides no admission of wrongdoing, and (ii) does not subject the Customer to any additional obligation, whether financial or otherwise.  In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the Customer must consent to such settlement in writing, which consent shall not be unreasonably withheld, conditioned or delayed.  The Customer shall use reasonable efforts to mitigate any Loss for which State Street may be liable under its indemnification.

5.           Confidentiality.  Without limiting the parties’ obligations of confidentiality under this Addendum,  the Customer shall not discuss or disclose, nor authorize its officers, directors, employees, agents, attorneys or Authorized Designees to discuss or disclose, directly or indirectly, to any entity or person, other than to its employees, agents, attorneys, officers or directors, the terms, contents or existence of this Addendum, other than (a) as may be legally required pursuant to applicable law or regulation, (b) if State Street elects not to defend an Infringement Claim, then in response to a discovery request in litigation, provided that the agreement would be disclosed under a protective order, or (c) with State Street’s prior written consent, to preserve its rights under this Addendum.  Each of the parties hereto agrees that there shall be no publicity, directly or indirectly, concerning any aspect of this Addendum.

6.           Remedies.  This section constitutes the sole remedy available to the Customer for the matters described in this “Infringement Claims” section.

Termination

Either party to the Investment Accounting Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days’ notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination.  This Addendum shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to the Customer.  The Customer’s use of any third party System is contingent upon its compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third party System.  In the event of termination, the Customer at its option will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees or destroy all copies of such documentation and other confidential information, provided that the Customer will have the right to retain one archival copy for its business records, and the Customer will immediately cease access to the System and Remote Access Services.  The foregoing provisions with respect to confidentiality and Infringement Claims will survive termination for a period of six (6) years.

Miscellaneous

This Addendum constitutes the entire understanding of the parties to the Investment Accounting Agreement with respect to access to the System and the Remote Access Services.  This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

By its execution of the Investment Accounting Agreement, the Customer: (a) confirms to State Street that it informs all Authorized Designees of the terms of this Addendum; (b) accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum; and (c) indemnifies and holds State Street harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities arising from any failure of the Customer or any of its Authorized Designees to abide by the terms of this Addendum.